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                                   Exhibit 2.2

          ASSET PURCHASE AGREEMENT DATED MARCH 27, 2000, BY AND BETWEEN
                 NETIVATION.COM, INC. AND CURT AND BONNIE MILLER

                  This Asset Purchase Agreement is entered into this ______ day of March, 2000, by and between NETIVATION.COM, INC., a Delaware corporation ("Purchaser") and CURT AND BONNIE MILLER, husband and wife ("Seller").

                                R E C I T A L S :

                  A. Seller operates a business primarily engaged in development and maintenance of an Internet website featuring information on products, resources and services available for the disabled, the handicapped, the physically challenged, the elderly, caregivers and health care professionals and providers (the "Business"). Seller's principal place of business is 954 Murphy Court, New Windsor, MD 21776. Seller owns equipment, intellectual property, contract rights and miscellaneous assets used in connection with the operation of the Business.

                  B. Purchaser desires to acquire substantially all the assets used or useful, or intended to be used, in the operation of the Business, and Seller desires to sell such assets to Purchaser.

                  NOW THEREFORE, IT IS AGREED AS FOLLOWS:

                               A G R E E M E N T :

                     SECTION 1 - DESCRIPTION OF TRANSACTION

                  1.1 ASSETS PURCHASED. Seller shall sell to Purchaser and Purchaser agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the assets set forth on Exhibit A hereto (the "Assets").

                  1.2 LIABILITIES ASSUMED. Purchaser shall assume no liabilities except the obligation to perform all of Seller's future obligations under the agreements listed on Exhibit B hereto.

                  1.3 EXCLUDED ASSETS. Excluded from this sale and purchase are any other assets of the Business not specified in Section 1.1.

                  1.4 PURCHASE PRICE FOR ASSETS. The purchase price for the Assets shall be Two Hundred Fifty Thousand Dollars ($250,000) cash and Twenty Thousand (20,000) shares of Netivation.com, Inc. common stock (the "Netivation Stock") valued as of the Closing Date.

                  1.5 PAYMENT OF PURCHASE PRICE. The cash portion of the purchase price for the Assets shall be paid at Closing, by wire transfer to the Seller. The shares of Netivation Stock shall be transferred to Seller as soon as practicable after the Closing.

                  1.6 CLOSING. This Agreement shall be closed at the offices of Moffatt, Thomas, Barrett, Rock & Fields, Chtd, 101 S. Capitol Blvd, 10th Floor, Boise, Idaho 83702 on or before March 31, 2000, or at such other time as the parties may agree in writing (the "Closing" or the "Closing Date"). If Closing has not occurred on or prior to March 31, 2000, then either party may elect to terminate this Agreement. If, however, the Closing has not occurred because of a breach of contract by one or more parties, the breaching party or parties shall remain liable for breach of contract.

                  1.7 ADJUSTMENTS. The operation of the Business and related income and expenses up to the close of business on the day before the Closing Date shall be for the account of Seller and

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thereafter for the account of Purchaser. Expenses, including but not limited to utilities, taxes and rents shall be prorated between Seller and Purchaser as of the close of business on the Closing Date, the proration to be made and paid, insofar as reasonably possible, on the Closing Date, with settlement of any remaining items to be made within 30 days following the Closing Date.

                  1.8 SHARES ISSUED. Each certificate representing any of the shares of Netivation Stock to be issued pursuant to this Agreement shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE RESTRICTED WITHIN THE MEANING OF RULE 144 OF THE ACT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

                  1.9 TAX TREATMENT . Purchaser and Seller intend that the transaction contemplated by this Agreement be treated as a purchase and sale of assets that would be reportable to the Internal Revenue Service as a taxable transaction.

                  1.10 FURTHER ACTION . If, at any time after the Closing Date, any further action is determined by Purchaser to be necessary or desirable to carry out the purposes of this Agreement or to vest Purchaser with full right, title and possession of and to all rights and property of the Business, the officers and directors of Purchaser shall be fully authorized (in the name of Seller and otherwise) to take such action.

              SECTION 2 - REPRESENTATIONS AND WARRANTIES OF SELLER

                  Except as set forth in Schedule 2 (Seller's Schedule of Exceptions), Seller represents and warrants, to and for the benefit of Purchaser, as follows:

                  2.1 COMPANY EXISTENCE. Seller has all requisite power and authority to own, operate and/or lease the Assets, as the case may be, and to carry on the Business as now being conducted.

                  2.2 AUTHORIZATION. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the Seller, and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

                  2.3 BROKERS AND FINDERS. Seller has not employed any broker or finder in connection with the transactions contemplated by this Agreement, or taken action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

                  2.4 TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD-PARTY APPROVAL. The execution and delivery of this Agreement by Seller, and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency.

                  2.5 EMPLOYMENT MATTERS. Seller is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement, and Seller has no employees.

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                  2.6 NONCANCELLABLE CONTRACTS. At the time of Closing, there will be no material leases, employment contracts, contracts for services or maintenance, or other similar contracts existing or relating to or connected with the operation of the Business not cancellable within 30 days, except those Agreements listed on Exhibit C.

                  2.7 TAX MATTERS AND LICENSES. Seller understands that it is solely responsible for any and all liabilities for taxes (including liabilities for interest, additions to tax, and penalties thereon and related expenses) with respect to the operations, sale, or other activities of the Business. Seller also understands that it was solely responsible for all material licenses, permits, and authorizations, and any and all liabilities related thereto, necessary to own and otherwise conduct its operation of the Business.

                  2.8 FINANCIAL INFORMATION. The financial information furnished by Seller to Purchaser involving the Business was generated in the ordinary course of operation of the Business, and to the best of Seller's knowledge, is accurate utilizing generally accepted accounting principles.

                  2.9 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. Exhibit A is a complete and accurate list of all material assets (whether leased or owned), including intellectual property, of Seller which are used in the Business and are to be purchased by Purchaser. Seller has good and marketable title to all of its properties and assets, including those listed on Exhibit A, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than
(i) those resulting from taxes which have not yet become due and payable, (ii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Business and (iii) those that have arisen from purchase money security interests in an amount not to exceed $10,000. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Seller in conjunction with the Business are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Seller is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

                  2.10 PATENTS AND TRADEMARKS . Seller owns or possesses sufficient legal rights to all trademarks, service marks, trade names, copyrights, trade secrets and licenses, and to all patents, information and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted, without any known infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of "off the shelf" or standard products. Seller has not received any communications alleging that it either has violated or, by conducting the Business, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. None of Seller's employees is obligated under any contract (including licenses, covenants or commitments or any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Seller's business by the employees of Seller. The conduct of the Business as proposed, will not, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated. Seller does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by Seller, except for inventions, trade secrets or proprietary information that have been assigned to Seller.

                  2.11 LITIGATION. Seller has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the Business or condition of Assets being conveyed under this Agreement.

                  2.12 SECURITIES LAWS MATTERS. Seller understands that the Netivation Stock has not been registered under the Securities Act and that the Netivation Stock being issued in the Transaction is being issued pursuant to a private placement exemption from registration under Section 4(2) of the

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Securities Act, based in part upon the Seller's representations contained in this Agreement. Seller hereby represents and warrants as follows:

                           (a) KNOWLEDGE AND EXPERIENCE. Seller is an
"accredited investor" within the meaning of Regulation D promulgated under the Securities Act and/or Seller is knowledgeable and has substantial experience in evaluating and investing in transactions in companies similar to Purchaser so that Seller is capable of evaluating the merits and risks of its investment in Purchaser. Seller has by reason of the Business or financial knowledge and experience, the capacity to protect Seller's own interests in connection with the transactions contemplated by this Agreement. Further, Seller is aware of no publication of any advertisement in connection with the transactions contemplated by this Agreement. Seller can bear the economic risk of the transactions contemplated by this Agreement. Seller has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, including affiliate status, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. Seller acknowledges that he or she will be required to hold the Netivation Stock for a period of one year prior to resale in a public market transaction involving a broker or dealer, consistent with Rule 144.

                           (b) PURCHASER INFORMATION. Seller has had an
opportunity to discuss Purchaser's business, management and financial affairs, both as currently conducted and as proposed to be conducted following the transactions contemplated by this Agreement, with directors, officers and management of Purchaser and has had the opportunity to review Purchaser's operations and facilities. Seller has also had the opportunity to ask questions of, and receive answers from, Purchaser and its management regarding the terms and conditions of the transactions contemplated by this Agreement and the receipt of Netivation Stock.

                           (c) ACQUISITION FOR OWN ACCOUNT. Seller is acquiring
the Netivation Stock for Seller's own account for investment only, and not with a view towards distribution.

                  2.13 ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller knows of no fact that has resulted, or that will result in a material change in the Business, operations, or assets of Seller that has not been set forth in this Agreement or otherwise disclosed to Purchaser.

             SECTION 3 - REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Except as set forth in Schedule 3 (Purchaser's Schedule of Exceptions), Purchaser represents and warrants, to and for the benefit of Seller, as follows:

                  3.1 COMPANY EXISTENCE. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. Purchaser has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                  3.2 VALIDITY. This Agreement constitutes a valid and binding Agreement of Purchaser in accordance with its terms.

                  3.3 BROKERS AND FINDERS. Purchaser has not employed any broker or finder in connection with the transaction contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

                  3.4 ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Purchaser contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

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                     SECTION 4 - CERTAIN COVENANTS OF SELLER

                  4.1 SELLER'S OPERATION OF BUSINESS PRIOR TO CLOSING. Seller agrees that between the date of this Agreement and the Closing Date, Seller will:

                           (a) Continue to operate the Business in the usual and
ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and will use its best efforts to preserve its business organization and preserve the continued operation of the Business with its customers, suppliers, and others having business relations with Seller.

                           (b) Not assign, sell, lease, or otherwise transfer or
dispose of any of the assets used in the performance of the Business, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation.

                           (c) Maintain all of its assets other than inventories
in their present condition, reasonable wear and tear and ordinary usage excepted, and maintain the inventories at levels normally maintained.

                  4.2 ACCESS AND INVESTIGATION. Seller shall ensure that, at all times during the Pre-Closing period:

                           (a) Seller and its representatives provide Purchaser
and its representatives with access, during normal business hours upon reasonable notice, to Seller's representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Seller;

                           (b) Seller and its representatives provide Purchaser
and its representatives with such copies of existing books, records, tax returns, work papers and other documents and information relating to Seller as Purchaser may request in good faith; and

                           (c) Seller and its representatives compile and
provide Purchaser and its representatives with such additional financial, operating and other data and information regarding Seller as Purchaser may request in good faith. Without limiting the generality of the foregoing, during the Pre-Closing Period, Seller shall promptly provide Purchaser with copies of:

                                    (i) all material operating and financial
reports prepared by Seller for its senior management, including copies of the unaudited monthly balance sheets of Seller and the related unaudited monthly statements of operations and statements of cash flows;

                                    (ii) any material notice, document or other
communication sent by or on behalf of Seller to any party to any Seller contract or sent to Seller by any party to any Seller contract (other than any communication that relates solely to commercial transactions of the type sent in the ordinary course of business);

                                    (iii) any written notice, report or other
document filed with or sent to any governmental body in connection with the transactions contemplated by this Agreement; and

                                    (iv) any material written notice, report or
other document received by Seller from any governmental body.

                  4.3 CHANGE OF NAME. On or prior to the Closing Date, Seller will take all action necessary or appropriate to permit Purchaser to legally commence use of Seller's name on the Closing Date. Seller shall not use the name "DISABILITYMALL" or "DISABILITYMALL.COM" in any business whatsoever after the Closing Date.

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                  4.4 NO NEGOTIATION. Seller shall ensure that, during the
Pre-Closing period, neither Seller nor any of its representatives directly or indirectly:

                           (a) solicits or encourages the initiation of any
inquiry, proposal or offer from any person (other than Purchaser) relating to any transaction contemplated by this Agreement;

                           (b) participates in any discussions or negotiations
with, or provides any non-public information to, any person (other than Purchaser) relating to any transaction contemplated by this Agreement; or

                           (c) considers the merits of any unsolicited inquiry,
proposal or offer from any person (other than Purchaser) relating to any transaction contemplated by this Agreement.

                 SECTION 5 - ADDITIONAL COVENANTS OF THE PARTIES

                  5.1 CONDITIONS AND BEST EFFORTS. Purchaser and Seller will use their best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of Purchaser's and Seller's obligations under this Agreement, and shall do all acts and things as may be required to carry out Purchaser's and Seller's obligations and to consummate this Agreement.

                  5.2 CONFIDENTIAL INFORMATION. If for any reason the sale of Assets is not closed, Purchaser will not disclose to third parties any confidential information received from Seller in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

                  5.3 RESALE. Seller shall not sell or otherwise transfer any Netivation Stock until the requirements of Rule 144 are satisfied for such sale or transfer unless the stock is earlier registered. Purchaser shall endeavor to timely cooperate with Seller regarding the resale of Netivation Stock once the requirements in the preceding sentence have been satisfied.

          SECTION 6 - CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser to effect the transaction contemplated by this Agreement are subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part):

                  6.1 REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER. All representations and warranties made in this Agreement by Seller shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, Seller shall not have violated nor shall have failed to perform in accordance with any covenant contained in this Agreement.

                  6.2 CONDITIONS OF THE BUSINESS. There shall have been no material adverse change in the manner of operation of the Business prior to the Closing Date.

                  6.3 NO SUITS OR ACTIONS. At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

                  6.4 SECURITIES LAW COMPLIANCE. All applicable requirements of the Securities Act of 1933 and any applicable state securities laws shall have been satisfied.

                  6.5 APPROVALS. This Agreement and the consummation of the transactions contemplated by this Agreement shall have been approved by all necessary corporate action on the part of Purchaser.

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                  6.6 AGREEMENTS AND DOCUMENTS. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

                           (a) the Escrow Agreement, substantially in the form
of Exhibit D;

                           (b) a Bill of Sale and Assignment, substantially in
the form of Exhibit E;

                           (c) an Assignment of Intellectual Property,
substantially in the form of Exhibit F;

                           (d) a Prospective Offeree Questionnaire,
substantially in the form of Exhibit G executed by each of Curt Miller and Bonnie Miller;

                           (e) a certificate executed by Seller containing the
representation and warranty that (i) each of the representations and warranties made by Seller in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) the conditions set forth in this Section 6 have been duly satisfied; and

                           (f) such other documents, to the extent such
documents are reasonably available or should be reasonably available, as Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Seller, (ii) evidencing the compliance by Seller with, or the performance by Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 6 or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

            SECTION 7 - CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

                  The obligations of Seller to effect the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

                  7.1 REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PURCHASER. All representations and warranties made in this Agreement by Purchaser shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and Purchaser shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

                  7.2 AGREEMENTS AND DOCUMENTS. Seller shall have received the following agreements and documents, each of which shall be in full force and effect:

                           (a) the Escrow Agreement, substantially in the form
of Exhibit D;

                           (b) a certificate executed by Purchaser containing
the representation and warranty that (i) each of the representations and warranties made by Purchaser in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date and (ii) the conditions set forth in this Section 7 have been duly satisfied; and

                           (c) such other documents, to the extent such
documents are reasonably available or should be reasonably available, as Seller may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Purchaser, (ii) evidencing the compliance by Purchaser with, or the performance by Purchaser of, any covenant or obligation set forth in this Agreement, (iii) evidencing the compliance with any applicable federal or state securities law, (iv) evidencing the satisfaction of any condition set forth in this Section 7 or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

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                             SECTION 8 - TERMINATION

                  8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Closing:

                           (a) by Purchaser if (i) there is a material breach of
any covenant or obligation of Seller or (ii) Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement);

                           (b) by Seller if (i) there is a material breach of
any covenant or obligation of Purchaser or (ii) Seller reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of Seller to comply with or perform any covenant or obligation of Seller set forth in this Agreement);

                           (c) by Purchaser at or after the Closing Date if any
condition set forth in Section 6 has not been satisfied by the Closing Date;

                           (d) by Seller at or after the Closing Date if any
condition set forth in Section 7 has not been satisfied by the Closing Date;

                           (e) by Purchaser if the Closing has not taken place
on or before March 31, 2000 (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement);

                           (f) by Seller if the Closing has not taken place on
or before March 31, 2000 (other than as a result of the failure on the part of Seller to comply with or perform any covenant or obligation of Seller set forth in this Agreement); or

                           (g) by the mutual consent of Purchaser and Seller.

                  8.2 TERMINATION PROCEDURES. If Purchaser wishes to terminate this Agreement pursuant to Section 8.1, Purchaser shall deliver to Seller a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If Seller wishes to terminate this Agreement pursuant to Section 8.1, Seller shall deliver to Purchaser a written notice terminating this Agreement and setting forth a brief description of the basis on which this Agreement is terminated.

                  8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall automatically terminate; PROVIDED, HOWEVER, that: (a) neither Purchaser nor Seller shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 9.

                           SECTION 9 - INDEMNIFICATION

                  9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement shall survive the Closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to Closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate one year from the Closing Date, and such representations or warranties shall thereafter be without force or effect, except (i) any claim with respect to which notice has been given to the party to be charged prior to such expiration date and (ii) fraud claims and claims under Section 2.7, which shall survive for the statute of limitations applicable to claims based on such matters.

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                  9.2 SELLER'S INDEMNIFICATION. Seller hereby agrees to
indemnify and hold Purchaser, its successors, and assigns harmless from and against:

                           (a) Any and all claims, liabilities, and obligations
of every kind and description, contingent or otherwise, arising out of or related to the operation of the Business prior to the close of business on the day before the Closing Date, except for claims, liabilities, and obligations of Seller expressly assumed by Purchaser under this Agreement or paid by insurance maintained by Seller or Purchaser.

                           (b) Any and all damage or deficiency resulting from
any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Seller under this Agreement.

                           (c) Seller's indemnity obligations under Section 9.2
shall be subject to the following: if any claim is asserted against Purchaser that would give rise to a claim by Purchaser against Seller for indemnification under the provisions of this section, then Purchaser shall promptly give written notice to Seller concerning such claim and Seller shall, at no expense to Purchaser, defend the claim.

                  9.3 PURCHASER'S INDEMNIFICATION. Purchaser agrees to defend, indemnify, and hold harmless Seller from and against:

                           (a) Any and all claims, liabilities, and obligations
of every kind and description arising out of or related to the operation of the Business following Closing or arising out of Purchaser's failure to perform obligations of Seller assumed by Purchaser pursuant to this Agreement.

                           (b) Any and all damage or deficiency resulting from
any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Purchaser under this Agreement.

                  9.4 INDEMNITY RESERVE. In order to secure Purchaser's right of indemnity, Seller shall place 15,000 shares of Netivation Stock in escrow in accordance with the terms of the Escrow Agreement, substantially in the form attached hereto as Exhibit D.

                      SECTION 10 - MISCELLANEOUS PROVISIONS

                  10.1 PURCHASER'S ACCEPTANCE. Purchaser represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of the Business. Purchaser has not relied on any representations made by Seller other than those specified in this Agreement. Purchaser further acknowledges that Seller has not made any agreement or promise to repair or improve any of the equipment, or other personal property being sold to Purchaser under this Agreement, and that Purchaser takes all such property in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

                  10.2 RISK OF LOSS. The risk of loss, damage, or destruction to any of the equipment, inventory, or other assets to be conveyed to Purchaser under this Agreement shall be borne by Seller to the time of Closing. In the event of such loss, damage, or destruction, Seller, to the extent reasonable, shall replace the lost property or repair or cause to repair the damaged property to its condition prior to the damage. If replacement, repairs, or restorations are not completed prior to Closing, then the purchase price shall be adjusted by an amount agreed upon by Purchaser and Seller that will be required to complete the replacement, repair, or restoration following Closing. If Purchaser and Seller are unable to agree, then Purchaser, at its sole option and notwithstanding any other provision of this Agreement, upon notice to Seller, may rescind this Agreement and declare it to be of no further force and effect, in which event there shall be no Closing of this Agreement and all the terms and provisions of this Agreement shall be deemed null and void.

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

                  10.3 AGREEMENT NOT TO COMPETE. Seller, for a period of twelve
(12) months immediately following Closing, will not, directly or indirectly, at any place in the world, engage or become interested (as owner, stockholder, partner, director, officer, member, creditor, consultant, or employee) in any business in competition with any portion of the Business as conducted by Purchaser. Seller acknowledges that Purchaser is doing business throughout the world and that the worldwide geographic scope of this covenant is reasonably necessary to protect Purchaser's legitimate business interests.

                  10.4 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

                  10.5 NOTICES. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

                  If to Purchaser, to:

                  Netivation.com, Inc.
                  806 Clearwater Loop, Suite N
                  Post Falls, ID  83854

                  with copy to:

                  Mark Ellison
                  Moffatt, Thomas, Barrett, Rock & Fields, Chtd.
                  101 S. Capitol Blvd., 10th Floor
                  Post Office Box 829
                  Boise, ID  83701-0829

or to such other person or address as Purchaser furnishes to Seller pursuant to the above.

                  If to Seller to:

                  Curt and Bonnie Miller
                  954 Murphy Court
                  New Windsor, MD 21776

                  with copy to:

                 -------------------------

                 -------------------------

                 -------------------------

or to such other address as Seller furnishes to Purchaser pursuant to the above.

                  10.6 ATTORNEY FEES. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

                  10.7 DISPUTE RESOLUTION. Any disputes or claims arising hereunder shall be mediated by a mediator or mediation service in Boise, Idaho, having no fewer than three (3) years of operating experience in Boise, Idaho. If after good faith by the parties to this Agreement mediation is unsuccessful in any particular, then as to any remaining controversy or claim arising out of or relating to this Agreement or the breach thereof, same shall be settled by arbitration in Boise, Idaho, in accordance

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

with the Commercial Arbitration Rules of the American Arbitration
Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  10.8 PRESUMPTION. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party. Seller acknowledges that it has had sufficient opportunity to obtain advice from its own counsel in regards to the drafting and creation of this Agreement.

                  10.9 GOVERNING LAW, TIME, TITLES, PRONOUNS. This Agreement shall be governed by and construed in accordance with the laws of the state of Idaho. In computing any period of time pursuant to this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought. This Agreement shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties hereto.

                  10.10 FURTHER ACTION, COUNTERPARTS, SAVINGS CLAUSE. The parties hereto shall execute and deliver all documents, provide all information, and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement. This Agreement may be executed in several counterparts and transmitted by facsimile and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement the date and year set forth above.

                                    PURCHASER:

                                    NETIVATION.COM, INC., a Delaware
                                    corporation

                                    By
                                        ---------------------------------------
                                        Anthony J. Paquin, President and
                                        Chief Executive Officer

                                    SELLER:

                                    CURT AND BONNIE MILLER, husband and wife

                                    -------------------------------------------
                                    Curt Miller

                                    -------------------------------------------
                                    Bonnie Miller


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